EZCORP ANNOUNCES ADDITION TO BOARD OF DIRECTORS
AUSTIN, Texas (May 13, 2019) — EZCORP, Inc. (NASDAQ: EZPW) today announced that Zena Srivatsa Arnold has joined its Board of Directors effective May 10, 2019.
Ms. Arnold currently serves as Google’s Global Head of Growth for Chromebooks. She has over 15 years of marketing, brand management, strategy development and business operations experience with Google, Kellogg Company, Procter & Gamble and General Electric Corporation. She joins eight other independent directors, bringing the total number of directors to eleven, nine of whom are “independent” under applicable Nasdaq Stock Market rules.
“We are delighted to welcome Zena to the Board,” said Stuart Grimshaw, Chief Executive Officer. “Her impressive marketing and digital background rounds out the portfolio of skills and experience that our independent directors bring to the boardroom. We look forward to fresh and continued contributions from this group of exceptionally talented executives as we grow our current business and drive our strategic initiatives.”
More detailed biographical information about Ms. Arnold can be found in the Current Report on Form 8-K that the company has filed in connection with this announcement.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
Investor_Relations@ezcorp.com
Phone: (512) 314-2220